CONSENT OF ACTUARY


The Board of Directors
IDS Life Insurance Company


I consent to the reference to me under the caption "Experts" and to the use of my opinion dated April 25, 2001 on the Illustrations used by IDS Life Insurance Company in the Prospectus for the Flexible Premium Variable Life Insurance Policy offered by IDS Life Insurance Company as part of the Post-Effective Amendment No. 22 (Form S-6, File No. 33-11165) being filed under the Securities Act of 1933.



/s/ Mark Gorham
    Mark Gorham, F.S.A., M.A.A.A.
    Vice President - Insurance Product Development

Minneapolis, Minnesota
April 25, 2001